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FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

MHS - Medco Announces Agreement to Acquire Diabetes Care Leader PolyMedica in Transaction Valued at $1.5 Billion

Event Date/Time: Aug. 28. 2007 / 8:30AM ET

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CORPORATE PARTICIPANTS
Valerie Haertel
Medco Health Solutions — VP IR
Dave Snow
Medco Health Solutions — Chairman, President & CEO
Pat Ryan
PolyMedica — Director & CEO
JoAnn Reed
Medco Health Solutions — SVP Finance & CFO
CONFERENCE CALL PARTICIPANTS
Bob Labick
CJS Securities — Analyst
Tom Gallucci
Merrill Lynch — Analyst
Lisa Gill
JPMorgan — Analyst
Larry Marsh
Lehman Brothers — Analyst
Charles Boorady
Citigroup — Analyst
Andy Speller
A.G. Edwards — Analyst
Ricky Goldwasser
UBS — Analyst
Matt Perry
Wachovia Securities — Analyst
Kemp Dolliver
Cowen & Co. — Analyst
Brian Tanquilut
Jefferies — Analyst
Bob Willoughby
Banc of America Securities — Analyst
Glen Santangelo
Credit Suisse — Analyst
PRESENTATION

Operator
Good morning. My name is Cynthia and I will be your conference operator today. At this time, I would like to welcome everyone to today’s call to review the acquisition of PolyMedica by Medco. All lines have been placed on mute to prevent any background noise.
After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) I would now like to turn today’s call over to Valerie Haertel, Vice President of Investor Relations. Please go ahead.

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Final Transcript

Valerie Haertel - Medco Health Solutions — VP IR
Thank you, Cynthia, and good morning everyone, and thank you for joining us today. We issued a press release this morning regarding our acquisition of PolyMedica, which can be found on the Investor Relations section of our website at medco.com. Joining me today are Dave Snow, Chairman and Chief Executive Officer; and JoAnn Reed, Chief Financial Officer of Medco. We also have Pat Ryan, Chief Executive Officer of PolyMedica with us today.
Before I turn the call over to Dave Snow, I would like to remind you that in light of SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call.
During the course of this call, we will make forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies, anticipated future financial and operating performance and results. These statements are based on the current expectations of management of both companies. There are a number of risks and uncertainties that could cause actual results to differ materially. These statements involve risks and uncertainties that may cause results to differ from those set forth in the statements.
No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements made on this call should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the risk factors section of the Company’s annual report on Form 10-K, Form 10-Q and other reports and registration statements filed from time to time with the Securities and Exchange Commission.
Copies of Medco’s filings are available from the SEC, the Medco website or from the Medco Investor Relations department. The information discussed on the call may deem to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, Medco and PolyMedica intend to file relevant materials with the SEC, including PolyMedica’s proxy statement on Schedule 14A.
Shareholders of PolyMedica are urged to read all relevant documents filed with the SEC, including PolyMedica’s proxy statement, because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica. Such documents are not currently available.
Medco and its directors and executive officers and PolyMedica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect to the proposed transaction. Information about the directors and executive officers of Medco is set forth in its proxy statements with 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2007.
Information about the directors and executive officers of PolyMedica is set forth in its proxy statements with 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.
At this time, I would like to turn the call over to Dave Snow. Dave?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Thank you, Valerie. Good morning and thanks to all of you for joining us on such short notice. Today we announced that we have reached a definitive agreement to acquire PolyMedica in an all-cash transaction valued at $53 a share or $1.5 billion. This transaction combines Medco’s advanced pharmacy practice with the leading source for diabetes care services and supplies to create the premier provider of comprehensive diabetes care and treatment.
Medco on a stand-alone basis has approximately 2.8 million diabetic patients under its care, while PolyMedica serves approximately 1 million patients. Together, Medco and PolyMedica will serve more than 20% of the 17 million patients diagnosed with diabetes in the US who are currently under treatment for the disease.

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In terms of dollars, the diabetes pharmacy and related market is estimated to be in excess of $25 billion and growing. Diabetes care is a critical and urgent therapeutic category for our clients and the fastest-growing segment of pharmacy care after high cholesterol. Representing 5% of the total population, diabetic patients account for more than 15% of total drug spend, with the rate of spend increasing at 15% annually. It is estimated that diabetic patients generate four to six times the revenue of an average pharmacy patient, providing a significant growth opportunity for Medco and PolyMedica to deliver advanced integrated critical care at the lowest cost for both patients and payers.
Strategically, this acquisition is a perfect fit for both of our organizations in several ways. First, having the largest concentration of diabetic patients under care in the world enables us to fully leverage our therapeutic resource center strategy, where we will be able to sell in the convenience of one-stop shopping and additional value-added service to our combined membership base. Because the products and services of our companies offered are complementary, we will create a significant value proposition for our customers and members.
Second, PolyMedica is the largest direct-to-consumer diabetic mail order fulfillment company in the country, but their mail order drug penetration is currently only 14%. With our advanced mail order pharmacies and our therapeutic resource center for diabetes, we will be able to encourage current PolyMedica patients to include their prescriptions as part of the care they receive today.
Third, we have had a relationship with PolyMedica since 2006, and this has led to growth in PolyMedica’s script volume through Medco to more than 50,000 prescriptions each week. We expect to see this script volume continue to grow through the continued use of the Liberty brand, which also enables us to acquire Medicare patients through direct-to-consumer marketing.
Finally, this transaction will be slightly accretive to Medco’s shareholders in fiscal 2008, and we expect that this combination will continue to deliver growing shareholder value over the long-term. To ensure our continued combined success, we are also bringing on board a team of experienced PolyMedica executives and employees who we believe will enable us to seamlessly integrate our joint operations and continue to deliver best-in-class service to our patients.
At this time, I would like to introduce Pat Ryan, CEO of PolyMedica, for his perspective on this transaction.

Pat Ryan - PolyMedica — Director & CEO
Thank you, Dave. I’d like to take this opportunity to express how pleased I am that the PolyMedica Liberty team is joining Medco. The partnership with Dave and the Medco team has gone very well for us over the past year, and through this relationship it has become apparent that our corporate cultures were very similar and our teams shared the same passion for meeting the needs of our patients.
This acquisition represents a natural extension of the relationship we’ve had with Medco for the past year, and marks the next step in the evolution of our company. Combining the advanced critical care solutions Medco has developed with our patient centric model is a winning service offering that we believe will create the gold standard of care for our patients.
Particularly attractive and complementary to our current offering is the opportunities that Medco can provide to our Medicare eligible members through its more than 150 specially-trained pharmacists in their diabetes resource center who are experts in diabetes and all of the related conditions associated with the disease.
We are proud to have been able to double our business in the past three years. With Medco, the Liberty team will now have the resources to take our service and growth to the next level. We believe this transaction best serves the long-term interest of our patient base, our team members, and our shareholders.
Simply stated, this combination is about growth and opportunity. We share the belief that we will deliver together a differentiated model of unsurpassed care and can do so even better as a combined entity. We are excited to team up with a company that is aligned with our values and our culture.
Now, I would like to turn the call over to JoAnn Reed to provide some more specifics regarding the financial terms of this transaction. JoAnn.

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO

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Thank you, Pat. Under the terms of our agreement, Medco will acquire all of PolyMedica’s shares outstanding for $53 per share in cash or $1.5 billion. Medco expects to fund the transaction through a combination of cash on hand and bank borrowings from our existing $2 billion revolving credit facility. As mentioned earlier, this transaction is expected to be slightly accretive to Medco shareholders for fiscal 2008 with synergies primarily being contributed from cross-selling opportunities, including additional nondiabetic pharmacy volume and over-the-counter product sales, as well as expense savings from integration.
The transaction has been unanimously approved by the Boards of Directors of both companies and is subject to the approval of PolyMedica stockholders and other customary closing conditions. The transaction is expected to close late this year. Finally, we expect to report PolyMedica’s financials as a part of the PBM segment of our business.
We are very excited about this opportunity, which we believe fits perfectly from a clinical, financial and a cultural perspective. Now I would like to turn the call back to Dave.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Thanks, JoAnn. In closing, I want to remind investors of Medco’s stated strategy. Less than 50% of the members in our book of business have chronic or complex disease, but together, these categories of individuals are responsible for 96% of our clients’ drug spend. This prevalence-to-cost relationship is equally applicable to the US population overall. It is this fact that has inspired our focus on chronic and complex disease. It is in this area that we can create the most clinical and financial value for our customers and members. We will continue to lever our purchasing scale, advanced technologies and innovations such as our introduction of the specialized practice of pharmacy through our groundbreaking therapeutic resource centers and our personalized medicine initiatives to create value for all Medco’s stakeholders.
Our announcement today is consistent with our stated strategic intent and covers a major chronic disease category whose growth is second only to high cholesterol. By 2009, we expect diabetes to eclipse cholesterol medicines as the leading source of drug spend. We believe that the Medco/PolyMedica combination is strategically exciting and will be meaningful to our clients and members. The Medco management team and I would like to welcome the PolyMedica Liberty management team and employees to the Medco family. We look forward to strengthening our already strong partnership to deliver the very best care at the lowest possible cost to our combined diabetic population. You can expect that we will continue to innovate, invest and grow in the chronic and complex disease space. This strategy will create value for members, clients and shareholders.
At this time, I would like to open up the call for questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Bob Labick, CJS Securities.

Bob Labick - CJS Securities — Analyst
Good morning. Pat, first I wanted to say congratulations to you, Steve Keith and the whole team at PolyMedica and to Dave, congratulations on getting a great company and a great management team.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Thank you.

Bob Labick - CJS Securities — Analyst

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I was hoping you could just give us a little background to the merger and particularly from Pat from PolyMedica’s perspective, the decision to be sold to Medco now versus — I know you have a great relationship, but versus adding additional partnerships with Medco, how did that decision come about?

Pat Ryan - PolyMedica — Director & CEO
Dave, would you like me to go ahead with that?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes, go ahead, Pat.

Pat Ryan - PolyMedica — Director & CEO
Bob, we have had an excellent relationship with Medco over the last year and as we looked at the opportunities to continue to grow our business, we felt that at this time we would be able to capitalize on those opportunities as part of the Medco organization more effectively than just in the partnership structure. This is a relationship that I think works very well for our shareholders, very well for our team members and most importantly for our patients.

Bob Labick - CJS Securities — Analyst
Great. Well, thanks very much. I will get in queue. I really just wanted to say congratulations.

Pat Ryan - PolyMedica — Director & CEO
Thank you.

Operator
Tom Gallucci, Merrill Lynch.

Tom Gallucci - Merrill Lynch — Analyst
Good morning. Thank you. JoAnn, I was wondering if you could expand at all on some of the synergy opportunities that you briefly mentioned there and then quantify what you might be thinking about in the first year or two?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
Sure, Tom. In terms of the synergies, what we had expected to see primarily in 2008 fiscal year is additional volume coming through on the nondiabetic supplies and prescriptions for their million patients, which we will then funnel through our back-end dispensing and get their synergies that are involved in all the automated. That, of course, creates cross-selling opportunities for us that will be margin contributors based on the margin that we make on the pharmacy volume.
And then in terms of the OTC sales, we believe that we can upsell over-the-counter medications and products into the diabetic members of PolyMedica today and then with that, we can continue to upsell OTC as we would within our membership population if our clients care to have us do that.
Finally, in terms of the integration, and these are more on the expense side, we believe based on some of the automation that we are going to be able to bring to the table that we will be able to have some expense savings not only on the system side of the business, automation side of the business and then finally the corporate departments of both our company as well as their company in terms of consolidating the reporting.

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Final Transcript
With those, we expect slightly accretion in 2008 and what we are looking at right now is a little bit less than $1 million in terms of net synergies for 2008 growing substantially then as we grow into 2009 and beyond.

Tom Gallucci - Merrill Lynch — Analyst
So when you say net synergies, can you just make sure we understand that?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
There are some additional costs that we are expecting to incur in 2008 related to the integration and consolidation, so net of those additional costs, it will be a positive synergy of $1 million.

Tom Gallucci - Merrill Lynch — Analyst
Okay. And then amortization, do you have any idea how big that could be at this point preliminarily speaking?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
We are still evaluating that at this point in time. We believe that it will be less than 25%, but that is what we are looking at right now and we’re having someone come in to evaluate that for us. With the intangible assets, it will be primarily the patients that would make up the most part of that amortization. And as you know, with the patient population from PolyMedica, they retain their members for about five years.

Tom Gallucci - Merrill Lynch — Analyst
When you say less than 25%, that is of the excess purchase price?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
That’s right.

Tom Gallucci - Merrill Lynch — Analyst
Okay. Thank you very much.

Operator
Lisa Gill, JPMorgan.

Lisa Gill - JPMorgan — Analyst
Thanks and good morning. JoAnn, I was just surprised to hear when you talked about the synergies that you didn’t talk about any type of purchasing synergies. Is there not any purchasing synergies from a pharmaceutical perspective on this deal, number one? And then number two, if you could talk about the number of patients that PolyMedica currently has today that our Medicare eligible and is the idea here to gain access obviously to some of their programs on the diabetes side, but also if you could just talk about maybe the cross-sell and what it would take to get people for example into your Part D programs?

Dave Snow - Medco Health Solutions — Chairman, President & CEO

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Hey, Lisa. Let me start with that before JoAnn jumps in. What is really important to understand is the bulk of the PolyMedica members come from Medicare Part B and the bulk of those members are purchasing nondrug items. We have seen nice growth in the drug side of those purchases since our relationship in 2006 and we expect that to grow.
But on the corollary side, Medco has very obviously strong penetration on the drug part of the sales, but on the nondrug part, our number strips and those sorts of things are quite low. So by putting this one-stop shop concept together, yes, there will be cross-selling just for one-stop shop convenience and yes, we will have additional leverage for both pharmaceutical manufacturers, as well as the nondrug side of the business.
Those synergies are calculated in the 2008 net number JoAnn talked about and we think that it will continue to get better as we go into 2009. So we are very comfortable with the fact that the synergies both on a purchasing and a revenue side will grow to be quite significant, but we need to get the entities fully integrated in 2008 and make some investments around technology and to drive some of the efficiencies we see that are possible. JoAnn, do you want to add to that?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
The only other thing I would say is of the diabetic patients at PolyMedica, about 86% of them are Medicare Part B. Is that right, Pat?

Pat Ryan - PolyMedica — Director & CEO
That is correct.

Lisa Gill - JPMorgan — Analyst
Okay, great. And then just one other follow-up question. Obviously, CMS is moving to a new competitive bid program from a diabetes perspective. Have you had a chance, JoAnn or Dave, to look at this and get comfort around this as they move in that direction?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes, Lisa, we absolutely looked at that. That was number one in terms of the things we did thorough due diligence on and that due diligence included going down to Washington and talking to regulators about the competitive bid process and also consultants who are very much involved in the respiratory competitive bid process that occurred in the recent past.
Based upon that, we put what we believe are very reasonable numbers into our discounted cash flow models as we determine purchase price and we are very comfortable that this combined asset will be extremely well-positioned to not only deal with the discounts on a go-forward basis that will come from competitive business bidding, but we also think that we will be extremely well-positioned to pick up marketshare as a result of our scale and our ability to deliver a high-quality, value prop to CMS and the Medicare beneficiaries.

Lisa Gill - JPMorgan — Analyst
Great. Thanks for the comment.

Operator
Larry Marsh, Lehman Brothers.

Larry Marsh - Lehman Brothers — Analyst
Thanks and good morning and I think a really nice addition here. Just to elaborate, you talked, David, about the competitive bidding situation, the due diligence you have already done here. Obviously some question is timing given the bids are due in September for the 10 MSAs. I guess what you are saying is there is some comfort there that there is not going to be any big drop-off in pricing. Is it fair to say or could you elaborate on sort of how you think of pricing over the long term with competitive bidding?

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Final Transcript

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Sure.

Larry Marsh - Lehman Brothers — Analyst
It sounds like you view this to be more of an opportunity to really leverage your low-cost infrastructure to drive marketshare.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Absolutely and we also believe some of the discounts we will make up on the scale. We have to negotiate the pricing of the component parts. So when we look at this — first of all, the competitive bidding that is coming up in September, the date keeps moving, so when this will actually happen, we are still not certain, but the competitive bids you are talking about are for a 10 MSA area and it represents approximately 7% of PolyMedica’s current business. So this first bid process only affects 7% of the PolyMedica business.
In our planning process, we anticipated the bid process to go national by 2010 and again, I think that is a moving target, but investors need to understand that in this bidding process, I think we have a very good handle on the discounts and they will be I think 10% to 15%.
But we also know that this CMS process has a couple of good things going for it. First of all, it favors mail. It is really preferring the mail channel for its efficiencies and that is great news for us in the combined entity. And it is also a fact that they are expecting 40% of the providers of diabetes services will be eliminated through this process and it’s truly tied to capacity and because of the size and scale we have in the space, we very much expect that we will have an opportunity for that 40% of the market as the smaller players without scale are eliminated.
So that is how we have looked at this and as I said earlier, Larry, this is all in our discounted cash flow analysis and we are very comfortable with the government events that are likely to occur over the next three to five years. I don’t know, Pat, if you have anything to add to that, but you are welcome to.

Pat Ryan - PolyMedica — Director & CEO
Thanks, Dave. I think it’s a great explanation. I would just say a couple of things around that. As you look at competitive bidding, the Liberty brand will play a critical role as well. Seniors trust the brand. They know the brand. They are going to have to make a selection in this process and I believe that the Liberty brand will help them through that process and help the combined organization gain marketshare through that process.
I also think it is important to point out that a key element of the competitive bidding process is to drive compliance through accreditation processes and ensure that organizations that are managing seniors are organizations of integrity and I believe that our combined programs, both in compliance and the clinical programs, will make a difference at CMS.

Larry Marsh - Lehman Brothers — Analyst
Okay. And then just a follow-up there. Just elaborate — who is staying on from PolyMedica’s management team and are you in a position to comment whether this was an exclusive negotiation or was there any other indication of interest for PolyMedica?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Let me answer the first part and then I will let Pat address the second part of your question. In terms of management team, for the current time being, Pat Ryan is staying on with us. Keith, the Chief Operating Officer of the company, is staying on with a retention agreement. We have 15 executives in fact tied with retention agreements and we are very comfortable that we are preserving some of the key players in that organization who will help us continue to grow this and have the historic knowledge of that enterprise that we are buying. And Pat, do you want to talk about the bid process on your side?

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Final Transcript

Pat Ryan - PolyMedica — Director & CEO
Sure. I will make two comments. One, with regard to the team, I would comment that we are all excited about it. Keith Jones in leading the process has been the liaison for the last year with Medco, knows the Medco team very well and have worked very well together and a number of our key employees have experience working with Medco over the years and so I see the combination of these two teams — we have really been working together for a year. I believe it will go very smoothly from this point on and the level of excitement in our organization is very high.
This is a natural fit for our organization and to comment on the process, it was a competitive process and I think Medco distinguished themselves in that process both in their response to the process, as well as their overall management of the process and in the end, it is the best outcome for our team members, our patients and our shareholders.

Larry Marsh - Lehman Brothers — Analyst
Okay. That’s great. Thanks.

Operator
Charles Boorady, Citigroup.

Charles Boorady - Citigroup — Analyst
Thanks, good morning. What percent of the PolyMedica revenues and profits are from Medicare?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Pat, it’s 89%?

Pat Ryan - PolyMedica — Director & CEO
Yes.

Charles Boorady - Citigroup — Analyst
And is all that reflective of what would ultimately be won through a competitive bidding process?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
The 89% comes from primarily Part B Medicare and that is the part that is going out to bid. It is the nondrug diabetic supply portion of the Medicare Part B responsibility.

Charles Boorady - Citigroup — Analyst
Got it. And so that is the full 89% of the PolyMedica revenues. And I am just curious — it seems like competitive bidding would seem to lower the barriers to enter that business by a company like Medco that has your size and scale in mail order and I’m wondering if you explored the potential to enter this business organically through the competitive bidding process?

Dave Snow - Medco Health Solutions — Chairman, President & CEO

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Final Transcript
Yes, see, the challenge for us, Charles, and that is a good question, we really don’t have a Medicare part B presence at all. So even though we are enormous in the diabetes space and we have enormous intellectual property to bring to the Part B bid, we have no history there and when CMS does their capacity, they look at Part B past data and we have virtually none. So we really don’t have a ticket to dance without a combination with a company like PolyMedica.

Charles Boorady - Citigroup — Analyst
I see. And as far as tickets to dance from PolyMedica’s standpoint, the timing of this transaction being on the cusp of competitive bidding, why would you be interested in selling ahead of that process instead of going through one of the test markets first and seeing what the upshot is and does that signal any concern on your part about what competitive bidding will mean for your business?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Actually, for me — are you addressing that to Pat on the worry about competitive bidding?

Charles Boorady - Citigroup — Analyst
Well, I think on both sides.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Okay. For me, as I have said, we have not gone into this arrangement without a lot of forethought. We have analyzed this situation very carefully and we are very comfortable with the way we have looked at the business, the way we have looked at the likely outcomes from the competitive bidding process and how we have assessed the opportunities to make this a real value-add not only for our existing clients tied to the expansion of services we have within our diabetes therapeutic resource center, but also in terms of creating a real competitive advantage as CMS narrows down the numbers of competitors in the space. So we viewed it as a great opportunity to get in early and it makes an awful lot of sense strategically with what we are doing. Pat, you can address how you were thinking about it.

Pat Ryan - PolyMedica — Director & CEO
Yes, I view this as a growth story for our organization and it uniquely positions our organization or the combined entity to compete in this marketplace. So I think that it is just a natural extension of all of our discussions that we have had over the last year. Competitive bidding and really if you look at healthcare in general, healthcare reimbursement is under discussion and has been for the 27 years that I have been in healthcare. So this was not a step on our part because of concern, it was more out of opportunity to build our brand and to look at how we could better serve our patients from a clinical standpoint.
We have spent some time in the last three years talking with our investors about expanding our clinical footprint. It became very apparent to us in our relationship with Medco that they have got really some strong resources here for us to take advantage of that are very exciting for our patients. So I view this much more as an opportunity in a number of areas and competitive bidding is just one element of the calculus that we took into consideration when we made the decision.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
And one last thought. When you think about the synergies that we will develop over the next two -— two to three years, obviously we know that those synergies can largely go to more than offset reductions through the CMS bid process. So you asked earlier — someone asked earlier about — I think it was Lisa — about improved purchasing. We obviously have, because of our scale and our robotics and our technologies, we have opportunities for SG&A synergies and operating synergies and we also have these sell-through opportunities tied to the revenue synergy equation. So these things combined — we take into account the reduction in reimbursement in Medicare Part B.
We offset those with synergies and we grow this company and we create accretion above and beyond the synergies. So we think there is a very nice glide path here and it really fits well into how we are going to create solutions for our customers. I described earlier how big diabetes is in

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Final Transcript
terms of a therapeutic category and how fast it is growing and the kind of painpoint it creates for our customers. So we believe we can build something that is proprietary and meaningful in terms of helping better manage quality and cost outcomes for those patients and grow the business because it is a superior delivery model.

Charles Boorady - Citigroup — Analyst
Thanks. Just putting your two points together, coming out of competitive bidding for this merger to be a success in your view, would you want to see an increase in your marketshare in the competitively bid market even at a slightly lower margin or are you looking for an increase in share at the same margin or are you looking to hold share and hold margin?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Our model has increasing share and we have anticipated a reduction in margin, but when we say we expect 10% to 15% reductions in reimbursement, we think that will be largely offset by some of the other things, so it won’t be a full margin hit of that magnitude. So we expect to take that incremental hit and we expect to grab a proportional share of the newly freed up market.

Charles Boorady - Citigroup — Analyst
Got it. Thank you.

Operator
Andy Speller, A.G. Edwards.

Andy Speller - A.G. Edwards — Analyst
Hi, Dave. Can you give me a sense of what, from a service standpoint or from services to the therapeutic centers, what this is adding that you are not — that you wouldn’t be able to get from your current relationship and that really persuaded you to go after the acquisition side of this?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes, well, remember PolyMedica was in the process where they had multiple bidders and we have had tremendous success in our relationship and that relationship would be at risk if it went to another owner. So you can’t think about current state because you know it was going to someone else.
That being said, one of the things I have mentioned in the past that Medco does not have is a business-to-consumer brand. We have a business-to-business brand. When CMS goes out to competitive bid in the Part B area, you need a consumer brand. You need that consumer awareness to drive these newly freed up members to your program. We think that Liberty brand is a huge asset to us in this acquisition and we also think that Liberty asset will have spillover to the Medco PDP.
So there are a number of things we hope to do with that asset and we think that is a terrific part of why we are doing this deal. I, as I said earlier, don’t think we could have gone after that market effectively because we have literally no presence in the Medicare Part B market today. So we needed that to go after that and I also mentioned earlier that within our current book of business that is diabetic, we have 2.8 million members.
We don’t do a great job beyond the drugs in terms of those other things diabetics need and I have always said as we build this therapeutic resource center platform, there are additional services that these homogeneous groups of people with the same disease need and we are going to build end-to-end one-stop capabilities to better serve these members and use our scale to drive down the cost for the clients we serve.

Andy Speller - A.G. Edwards — Analyst

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Final Transcript
And then I guess for Pat, I don’t really understand or I am not very familiar with your company. Dave mentioned a five year average lifespan for I guess your members. Can you just explain to me why it is only five years?

Pat Ryan - PolyMedica — Director & CEO
Well, for some, it is obviously longer. It is on average and there are several factors, but one major factor is death and institutionalization. Keep in mind, we are dealing with the Medicare population.

Andy Speller - A.G. Edwards — Analyst
Right. So it is primarily a morbidity issue versus anything else?

Pat Ryan - PolyMedica — Director & CEO
Correct. That is our biggest issue when it comes to attrition.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Andy, Andy, just to — you may not be aware of this, but in the health plan world, for Medicare, the average membership is four years. So I mean it is pretty — that is not an unusual number. In fact, it is better than what typical health plans experience.

Andy Speller - A.G. Edwards — Analyst
Okay. Fair enough. Thanks a lot, guys.

Operator
Robert Jones, UBS.

Ricky Goldwasser - UBS — Analyst
Hi, good morning. It’s Ricky. Just a quick follow-up. Of the 2.8 million patients, that is patients per Medco, what is the person overlap with PolyMedica and I guess what I’m getting at is what percent of the PolyMedica patient population represents an opportunity to cross-sell Part D type products and vice versa?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Of the one million members that are in the PolyMedica book, 89% are Part B, so there is no overlap for 89%. For the remaining, there is a little overlap, but it is not material. So when we talk about one million additional members, they are truly unique, non-overlap pieces of business. So there is a real opportunity to create a cross relationship with those members so that they get all the services from one combined company.

Operator
Matt Perry, Wachovia Securities.

Matt Perry - Wachovia Securities — Analyst
Hi, good morning. You talked earlier about the fact that you have been filling Part D scripts for PolyMedica since ‘06. Are there opportunities to do the nondrug distribution through Medco facilities?

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Final Transcript

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Some of them, absolutely. For example, over-the-counter and we can use some of our advanced technologies like our [ALPS] machines that package in a robotic way boxes and cartons versus bottles and pills. Some of the things that PolyMedica does like our Accredo operation will still need manual intervention, but we did send a team in, look at the operations and there are significant technology opportunities tied to the proprietary assets that Medco owns to make them more efficient.

Matt Perry - Wachovia Securities — Analyst
Okay. And then secondly, Dave, you talk about the Liberty brand and bringing a direct-to-consumer presence. Does this signal any kind of shift or evolution of your business and more of a focus on direct-to-consumer going forward?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
We have always talked about our customers as they, over time, make decisions to either get out of Medicare or do wraparounds. This is just another dimension of service so that the patient who is getting care from us knows our name and has comfort in our name since we are often invisible to the customer. So I have talked in the past about expanding our ability to make it clear the value we offer and who Medco is and by the way, having our name out there in a more aggressive way creates additional value for the health plans we serve us well.
As we distinguish ourselves and our care model, it becomes a selling point for the health plans who have chosen us. So it is not really a deviation from our strategy. Creating really cutting edge brandable differences in our business that drive those who are making purchasing decisions whether they be clients or individuals, we want to make sure ours is the brand they aspire to own and that is kind of what we are creating here.

Matt Perry - Wachovia Securities — Analyst
Okay. And then one last question for JoAnn, given that this is an all cash transaction, would it change your ability to execute on your share buyback plans you have talked about for the rest of ‘07 and into ‘08?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
No, it won’t. We still expect to be repurchasing under our $5.5 [billion] authorization.

Matt Perry - Wachovia Securities — Analyst
Okay. Thank you.

Operator
Kemp Dolliver, Cowen & Company.

Kemp Dolliver - Cowen & Co. — Analyst
Hi, two questions. First, is there any breakup fee with this deal?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
Yes, there is. And it is your customary breakup fee.

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Final Transcript

Kemp Dolliver - Cowen & Co. — Analyst
More specific than that?

JoAnn Reed - Medco Health Solutions — SVP Finance & CFO
It is about $52 million.

Kemp Dolliver - Cowen & Co. — Analyst
Okay, great. Second question is on the topic of brands and branding. As your DTC strategy evolves, Dave, have you any kind of I guess endgame in terms of how you expect this and what would likely be potentially other brands to evolve? Is this with a goal that you have say a number of brands under a Medco umbrella or something other than that model?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
That is a good question. Obviously in diabetes, Liberty has a phenomenal brand name and it has real value. In the specialty space, Accredo had real value and we kept that Accredo brand. I believe at this point, this is going to be a case-by-case decision as we do acquisitions. I think where you are going, Kemp, is that at some point depending on how many we do, that might ultimately get too confusing and we will need to roll it up to an overriding brand and my goal would be associating these individual brands for the time being to the Medco brand so that ultimately the Medco brand is the dominating brand.

Kemp Dolliver - Cowen & Co. — Analyst
That’s helpful. Thank you.

Operator
Brian Tanquilut, Jeffries.

Brian Tanquilut - Jefferies — Analyst
Hi, good morning. Congratulations, guys.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Thanks.

Brian Tanquilut - Jefferies — Analyst
Dave, just a question. Before you acquired Liberty, they were talking about expanding the brand into a lot of other channels, were talking about different productlines. What is your strategy going forward in expanding this brand?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Decisions have not been made there, but I do value very much the counsel of Pat Ryan and his team. I look at them as tremendous innovators and entrepreneurs and we will be sitting down and looking at the other opportunities beyond this core case, which is diabetes, that this combination might lend itself to. So right now, the focus and the value prop we are talking about is diabetes. But Pat and I have yet to sit down and say where can we take this beyond where we are today and I think it could be very exciting.

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Final Transcript

Brian Tanquilut - Jefferies — Analyst
Okay. And then second question, when you talked about growing the EPS in excess of 20% in ‘08, was PolyMedica a consideration in that comment or is this something that was incremental?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Well, obviously relative to growth in ‘08, it is not material what the PolyMedica contribution will be on a GAAP EPS level, so it wasn’t in my contemplation back when I made the statement and it really doesn’t affect ‘08 much anyway, so it is kind of outside that history.

Brian Tanquilut - Jefferies — Analyst
Got you. And then, Pat, last question, just wondering what made you decide to go through the bidding process when you actually started doing this?

Pat Ryan - PolyMedica — Director & CEO
Brian, we had a number of inbound calls launched to us and had interest expressed. We felt that it was our responsibility to respond to those to the shareholders and went through an exercise to really determine the level of interest of all the inbound calls. So we started a process over a month ago to consider it and ended I think happily with a great relationship with Medco.

Brian Tanquilut - Jefferies — Analyst
And then, Pat, are you closing the Port St. Lucie facility?

Pat Ryan - PolyMedica — Director & CEO
Did you say am I closing it?

Brian Tanquilut - Jefferies — Analyst
Yes. Are you guys going to close it?

Pat Ryan - PolyMedica — Director & CEO
Absolutely not.

Brian Tanquilut - Jefferies — Analyst
Okay. Thank you.

Pat Ryan - PolyMedica — Director & CEO
And Brian, if I could just follow up, I want to be clear on that and Dave, I am sure you have some comment with regard to it. We view this as a growth opportunity for the Liberty business. As I sit and listen to these questions, I get more excited with regard to what we can do with the brand. As you know, we have never advertised with the Liberty brand the pharmaceutical portion of the business and we have grown that business nicely just through cross-selling opportunities.

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Final Transcript
With the resources that Medco brings to the table from a technology standpoint and from a clinical standpoint, that is something that we are going to look at and I am going to spend my time working with Medco to identify some of these strategies with regard to the combination and how we can move them along more quickly. So the Liberty team and the Liberty facilities are an important component of this deal in moving forward looking to grow them.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes, and Brian, I do want to affirm what Pat said. The Port St. Lucie facility is very much part of our future.

Operator
Bob Willoughby, Banc of America Securities.

Bob Willoughby - Banc of America Securities — Analyst
Thank you. Dave or Pat I guess, what formulary management opportunities are there with the test strips, the monitors and the insulins? Is that a material profit driver for the diabetes business?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
It is, Bob and I’m going to let Pat take that question.

Pat Ryan - PolyMedica — Director & CEO
Bob, some of the key elements of our business — again, back to the Liberty brand — if you look at our mix of meters that we sell, the Liberty brand represents the lion’s share of our mix. I think over time with our relationship, there is an opportunity to sell the Liberty brand into the Medco client base where there is interest. So I view that as a very interesting opportunity long term. It is also a very interesting opportunity in a competitive bidding environment.
I can’t emphasize the strength of the brand and its recognition really is very strong between the ages of 18 and 85. We have had the privilege of having spoofs done on a number of television shows that represent the 18 to 35 demographic and so on up to 85. So I look forward to working with Medco to determine what opportunities we should pursue and the timing with regard to using the brand in order to benefit the formulary.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Hey, Pat, one of the other questions I believe Bob was asking was around — there are choices in strips as part of our portfolio and there is a corollary to formulary management to get best pricing for customers. Do you have any thoughts about that?

Pat Ryan - PolyMedica — Director & CEO
As far as working with your clients, I think that the combination of the two companies, we should be able to offer them a very competitively priced high-quality product and I think another point to make with regard to our model is that as you look at our overall patient satisfaction, the diabetic patient, we have a 98% patient satisfaction rate. So as we look at the commercial plans, I think we can talk about this some innovative ways to design formularies that would complement what you have done in the past, Dave, and really offer a service to the diabetic patient that they have otherwise not had to this date. Does that answer —?

Bob Willoughby - Banc of America Securities — Analyst
Dave, you are getting to the question, Dave. I mean do you switch your test strip manufacturer every year? Are there opportunities to really turn the screws on the manufacturers a little bit more?

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Final Transcript

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes.

Pat Ryan - PolyMedica — Director & CEO
I would say that we have had very solid partnerships with our manufacturers. They have always been sensitive to providing us with competitive pricing. They recognize that it is the Liberty brand that drives patients’ decisions and I would expect to maintain those partnerships and continue to work cooperatively with them to drive pricing.

Bob Willoughby - Banc of America Securities — Analyst
And are there multiple insulin providers as well or I’m just less familiar with the drug market?

Pat Ryan - PolyMedica — Director & CEO
Insulin is a little tougher market for us, Liberty. But I think with Medco, it should get I would say considerably easier.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
It is a good market for us, so that is a synergy.

Bob Willoughby - Banc of America Securities — Analyst
And the barrier to somebody else’s question earlier that you guys have erected here, I guess it is in terms of size of just the Liberty business, can I not look at your competitors, which would have some diabetes patients as well, are they not in a position to do something similar in terms of putting assets in place to be a player in these markets for the same reasons you are or is it just the shortage of opportunities?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Well, I mean I think owning the patient is important, but I think you have to roll up to our bigger value proposition that we have talked about for quite some time and that is the therapeutic resource center where we have specialist pharmacists who are deeply trained in the disease are at the cornerstone of our strategy and there are barriers to entry relative to doing that.
You have to have a certain volume in order to not drive your costs through the roof as you specialize. We happen to have that volume and we model it. It’s harder for our competitors to do the same thing without having enormous cost changes, plus the technologies we deploy and the way we have already separated the back-end pharmacy from the front-end pharmacy allows for this innovation where our competitors really today have not separated back-end/ front-end.
So that is the real competitive hurdle, so now adding services around the therapeutic center model is just an additive opportunity on a platform that is uniquely different and hard to replicate.

Pat Ryan - PolyMedica — Director & CEO
Dave, if I could add one thing to that, as you look at brand building, it takes a series of years. We built this brand over 10 years and you cannot replicate that by just going out and spending money. It is both an investment in your advertising program, as well as a delivery of services building a model that patients are satisfied with. So I think that gives the combination a unique opportunity to expand upon that brand in a marketplace that is driven by the consumer.

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Final Transcript

Bob Willoughby - Banc of America Securities — Analyst
Great. Thank you.

Operator
Glen Santangelo, Credit Suisse.

Glen Santangelo - Credit Suisse — Analyst
Yes, David, just a couple of follow-up questions here. I understand that PolyMedica wasn’t big on the drug side and so I can clearly see the revenue synergies to sell drugs into those million customers, but really what I wanted to try to do is tie it back to your core PBM business. Do you believe that getting into this DTC business really augments your efforts on the traditional PBM side or no?

Dave Snow - Medco Health Solutions — Chairman, President & CEO
I think it is just a new market. I think the more important point is that for PolyMedica having Medco makes it possible for them to dispense drugs in a very scalable, efficient way and improve their sell-through on the drug side of that disease.
For us, we are not good at meters and strips relative to the drug side, so our ability to sell-through those pieces because we are just — it is not our core capability. Now we will have a packaged service that will make much more sense and a distribution center and a service center that deals with that element of the business far more effectively than we ever did.
So our 2.8 million members aren’t, for the most part, aren’t getting their strips from us. Some of them are, but the majority aren’t and for PolyMedica, the people they serve aren’t getting their drugs from PolyMedica. That has been growing since our alliance, but we expect that to continue to grow. So that is kind of a package one-stop shopping concept that helps us and helps them.
In addition, the B to C is incredibly important for Medicare Part B, which is a new space for us. I view that as a brand-new market because we weren’t touching it. We did Medicare Part D, but not B and so we like that opportunity and despite the competitive bidding process — when you look at the hundreds of players who are out there, they are so small with no scale that that is the efficiency government is going after and I think we can really make that work for us.

Glen Santangelo - Credit Suisse — Analyst
Hey, David, just as a follow-up, you said that those 2.8 million customers aren’t getting their strips from you.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Not all of them. Obviously some are. We do sell strips. It is in our book, but it is a relatively low penetration versus what we know is possible.

Glen Santangelo - Credit Suisse — Analyst
And maybe this is a question for Pat then, who would you view as your primary competitors in this business?

Pat Ryan - PolyMedica — Director & CEO
Well, if you look at our marketshare right now, we serve around one million patients. We are two to three times larger than our next closest competitor in that marketplace. Clearly, the most strips are sold through the retail channel at this point in time, so we are constantly moving people from the retail channel to the mail channel and that is where we would see our largest competitor.

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Final Transcript
But Dave makes an important point. This industry is very fragmented. We have made I think 22 acquisitions in the last three years. I may be off by one or two in consolidating it, but the government wants to see that consolidation and they want to see providers who are meeting their accreditation standards, their compliance standards and their clinical standards and I believe that CMS will welcome really the breadth of service that we can offer their beneficiaries under this combined relationship.

Glen Santangelo - Credit Suisse — Analyst
Okay. Thank you.

Operator
Ladies and gentlemen, we have reached the end of the allotted time for the question-and-answer session. I would like to turn the call back over to management for closing remarks.

Dave Snow - Medco Health Solutions — Chairman, President & CEO
Yes, thank you again for all of you dialing in with the short notice we gave you. We are excited about this transaction. We do believe that this is the beginning of a new set of innovations that Medco can deliver to customers and members that make a meaningful difference in both cost and quality outcomes. So with that, thanks again and I look forward to talking to you at our next earnings call.

Operator
Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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